File No. 333

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 25, 2006

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRB GAS TRANSPORTATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-0563497
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

1875 Lawrence Street, Suite 450
Denver, Colorado 80202
(303) 308-1330

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert W. Wright
Chief Executive Officer
PRB GAS TRANSPORTATION, INC.
1875 Lawrence Street, Suite 450
Denver, Colorado 80202
(303) 308-1330

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Gary A. Agron
Law Office of Gary A. Agron
5445 DTC Parkway, Suite 520
Greenwood Village, Colorado 80111
(303) 770-7254

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum price (2)	Amount of registration fee

Common Stock, par value $.001 per share	3,407,935	$4.86	$16,562,564	$1,772

(1)           Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities issuable pursuant to the anti-dilution provisions of any derivative securities, including stock splits, stock dividends and the like.

(2)           Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based upon the average of the high and low sales price of the Registrant’s common stock on the American Stock Exchange on May 23, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion	Preliminary Prospectus Dated May 25, 2006

PRB GAS TRANSPORTATION, INC.

Up to 3,437,935 Shares of our $0.001 Par Value Common Stock

The persons listed in this prospectus under “Selling Stockholders” may offer and sell up to 3,407,935 shares of our common stock issuable upon conversion of convertible subordinated notes or exercise of common stock purchase warrants held by them. Information on the selling stockholders, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided under “Selling Stockholders” and “Plan of Distribution.” We will not receive any proceeds from the sale of these shares by the selling stockholders.

Our common stock is traded on the American Stock Exchange under the symbol “PRB.”  On May 23, 2006, the closing price of the common stock was $4.88 per share.

See “Risk Factors” beginning on page 4 for a discussion of certain material factors that you should consider in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 25, 2006

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

TABLE OF CONTENTS

Information About PRB Gas Transportation, Inc.

Risk Factors

Special Note Regarding Forward-Looking Statements

Use of Proceeds

Selling Stockholders

Plan of Distribution

Legal Matters

Experts

Incorporation of Certain Documents by Reference

Where You Can Find More Information

You should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

We have not taken any action to permit a public offering of the shares of common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

INFORMATION ABOUT PRB GAS TRANSPORTATION, INC.

Introduction

Description of Business

PRB Gas Transportation, Inc. (“PRB”, “we” or “our”) is an independent energy company engaged in the acquisition, exploration, development and production of natural gas. In addition, we provide gas gathering, processing and compression services for properties we operate and for third party producers. We also provide management services by operating certain properties and by providing technical and administrative support for those properties. PRB was formed in December 2003, and is incorporated in the State of Nevada. On April 12, 2005, our common shares began trading on the American Stock Exchange under the ticker symbol “PRB.” Since our inception, PRB has conducted its activities in the Rocky Mountain states.

Recent Developments

During the first quarter 2006, we raised $21.965 million in cash, before expenses, in a private placement of our convertible subordinated notes. We intend to use these funds for our capital and acquisition programs. The common stock issuable upon conversion of the convertible subordinated notes is being registered hereby on behalf of the selling stockholders.

On January 1, 2006, we purchased a gas gathering system from Storm Cat Energy Corporation for $1.0 million. We also entered into a related gas gathering and compression services agreement with Storm Cat covering 6,600 acres in the Recluse area of Wyoming.

On January 11, 2006, we agreed to gather gas for the Termo Company and as part of this understanding we paid $83 thousand for a 9.27% working interest in the development of approximately 3,400 existing net acres in the Recluse area of Wyoming and an interest in any future lease acquisitions in or around the existing leases. In addition, Termo designated us as its preferred gatherer for its Homestead Project in the Recluse area.

On February 1, 2006, we acquired a 15% working interest in leaseholds underlying the GAP gas gathering system and we plan to propose a drilling program on these properties during 2006. The leaseholds cover five townships and a total of approximately 2,200 net acres.

On March 1, 2006, we acquired a high pressure natural gas gathering line from Clear Creek Natural Gas, LLC for $453 thousand. The newly acquired 6.5 miles of 6 and 8-inch steel pipe ties into the gathering and compression assets we purchased on January 1, 2006 from Storm Cat. We will deliver gas from this line to the Thunder Creek interstate pipeline system.

In March 2006, we elected to terminate our Farm-In and Development Agreement and Management Services Agreement with Enterra Energy Trust and its wholly-owned subsidiary Rocky Mountain Gas (“Rocky Mountain Gas”). We agreed to continue to operate Rocky Mountain Gas’ properties and provide management services for at least 60 days from the termination date. We also agreed to continue to drill certain wells that had previously been approved by the State of Wyoming and Rocky Mountain Gas. We plan to operate these wells as provided by the terms of the Operating Agreement between us and Rocky Mountain Gas.

In March 2006, we notified our customers served by our TOP gas gathering system that we were raising our rates to cover our cash costs plus 15% for a 2 month period. We also advised these customers that we were planning to shut down the TOP system after the two month period has elapsed. We plan to dismantle the TOP system at that time and we plan to sell the equipment not required for our other operating activities.

On May 12, 2006, we signed a definitive Purchase and Sale Agreement to purchase approximately 70 miles of gathering lines located in the Recluse area of Wyoming’s Powder River Basin. We plan to complete this transaction by the end of June 2006, subject to due diligence that will include pipeline integrity testing and an environmental review. Also included is a gas gathering agreement in respect to one producer.

On May 18, 2006, we signed a definitive agreement to purchase approximately 600 coal-bed methane wells producing approximately 3,000,000 cubic feet per day on 29,500 acres in Wyoming’s Powder River Basin. Currently, we are the gas gatherer for the majority of this production. Additionally, the 29,500 acres are adjacent to our pilot program to the Moyer coal seam in the Gap field of Wyoming’s Powder River Basin. The acreage covers the fields of Gap, Bonepile and Bell Knob south of Gillette, Wyoming. Under the terms of the agreement, closing should take place on or before June 30, 2006, unless our due diligence uncovers title or environmental issues which would allow us to withdraw from the agreement.

RISK FACTORS

An investment in our common stock is subject to various risks. These risks should be considered carefully with the information provided elsewhere in this prospectus before deciding to invest. In addition, please read “special note regarding forward-looking statements” in this prospectus where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. We may update these risks in our filings with the SEC.

We have incurred significant losses. Our future performance is difficult to evaluate because we have a limited operating history.

Our operations commenced in January 2004. We have incurred significant losses in the past. We incurred net losses for the years ended December 31, 2005 and 2004 of $4.625 million and $651 thousand, respectively. Net loss for the three months ending March 31, 2006 was $1.494 million, resulting in an accumulated deficit of $6.770 million at March 31, 2006. There can be no assurance of when, if ever, we will be profitable or be able to maintain profitability.

Our convertible subordinated notes include interest accruing at ten percent per annum and are collateralized by a significant portion of our assets, which could result in a loss of these assets if we become in default under the notes.

Our first quarter 2006 issuance of approximately $22 million of convertible subordinated notes requires quarterly interest payments of approximately $550 thousand and these notes are collateralized by a significant portion of our assets. We may not be able to fully service these interest payments in the future or repay the principal, which is due during the third quarter of 2008. If we default upon the convertible subordinated notes, a significant portion of our assets could be foreclosed upon and lost.

Restrictions in credit agreements may prevent us from engaging in some beneficial transactions.

As we expand and require capital, we intend to enter into credit agreements with financial institutions to fund a portion of our capital requirements. To obtain funds under credit agreements we may be required to accept operating restrictions which would impair or prevent us from entering into transactions we deem to be beneficial for our future growth.

We depend on our chief executive and chief operating officers for critical management decisions and industry contacts and do not have employment agreements with them or insurance on their lives.

We do not have employment agreements with our chief executive officer and chief operating officer and do not carry key person insurance on their lives. The loss of the services of either of these executive officers, through incapacity or otherwise, would require us to seek and retain other qualified personnel.

A significant decrease in the supply of natural gas from our gas gathering customers could reduce our revenue and earnings.

Investments by our gas gathering customers in the maintenance of existing wells and the further development of their reserves will affect their production rates and the volume of gas we gather. Drilling activity generally decreases as gas prices decrease. We have no control over our customers’ level of drilling activity, the amount of reserves underlying their wells and the rate at which their production from a well will decline. Drilling activity of our customers is affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, geological considerations, governmental regulation and the availability and cost of capital. A significant decrease in the supply of natural gas we are gathering would reduce our revenue and earnings.

In 2005, we were advised by our auditor of a material weakness in our internal control over financial reporting, the correction of which will result in increased cost to us.

Our independent registered public accounting firm has advised our management and Board of Directors that there were significant deficiencies and a material weakness in our internal control over financial reporting as of December 31, 2005 and March 31, 2006. Management believes that until the significant deficiencies are corrected, a potential misapplication of generally accepted accounting principles or potential misstatement in our financial statements could occur. Enhancing our internal controls to correct these deficiencies has and will result in increased costs to us. The identified significant deficiencies relate to the preparation and review of financial statements and disclosures, identification and resolution of complex accounting issues, segregation of duties, accounting policies and procedures, information technology systems, and revenue recognition. Management and our auditors determined that these significant deficiencies, in the aggregate, constitute a material weakness in internal control over financial reporting. Specifically, our staffing levels were inadequate to facilitate the design, implementation and maintenance of an effective system of internal control.

Our operations are subject to operational hazards and unforeseen interruptions for which we may be inadequately insured, resulting in losses to us.

Our operations, both gathering and processing and exploration and production, are subject to operational hazards and unforeseen interruptions such as natural disasters, adverse weather, accidents, fires, explosions, hazardous materials releases, mechanical failures and other events beyond our control. These events might result in a loss of equipment or life, injury or extensive property damage, as well as an interruption in our operations. We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, it would result in losses that would reduce our earnings.

Future oil and gas price declines or unsuccessful exploration efforts may result in write-downs of our exploration and production asset carrying values, thereby reducing our assets and net worth.

We follow the successful efforts method of accounting for our oil and gas properties. All property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending the determination of whether proved reserves have been discovered. If proved reserves are not discovered with an exploratory well, the costs of drilling the well are expensed.

The capitalized costs of our oil and gas properties, on a field basis, cannot exceed the estimated future net cash flows of that field. If net capitalized costs exceed future net revenues, we must write down the costs of each such field to our estimate of fair market value. Unproved properties are evaluated at the lower of cost or fair market value. Accordingly, a significant decline in oil or gas prices or unsuccessful exploration efforts could cause a future write-down of capitalized costs, reducing our assets and net worth.

We review the carrying value of our properties quarterly based on prices in effect as of the end of each quarter or as of the time of reporting our results. Once incurred, a write-down of oil and gas properties cannot be reversed at a later date even if oil or gas prices increase.

Exploration and development drilling may not result in commercially productive reserves.

Oil and gas drilling and production activities are subject to numerous risks, including the risk that no commercially productive oil or natural gas will be found. The cost of drilling and completing wells is often uncertain, and oil and gas drilling and production activities may be shortened, delayed or canceled as a result of a variety of factors, many of which are beyond our control. These factors include:

•           unexpected drilling conditions;

•           title problems;

•           pressure or irregularities in formations;

•           equipment failures or accidents;

•           adverse weather conditions;

•           compliance with environmental and other governmental requirements;

•           shortages or delays in the availability of or increases in the cost of drilling rigs and the delivery of equipment; and

•           lack of availability of experienced drilling crews.

Competition in our industry is intense, and many of our competitors have greater financial and technical resources than we do.

We face intense competition from major oil companies, independent oil and gas exploration and production companies, financial buyers and institutional and individual investors who are actively seeking oil and gas properties throughout the world, along with the equipment, expertise, labor and materials required to operate oil and gas properties. Many of our competitors have financial and technical resources vastly exceeding those available to us, and many oil and gas properties are sold in a competitive bidding process in which our competitors may be able to pay more for development prospects and productive properties or in which our competitors have technological information or expertise to evaluate and successfully bid for the properties that is not available to us. In addition, shortages of equipment, labor or materials as a result of intense competition may result in increased costs or the inability to obtain those resources as needed. We may not be successful in acquiring and developing profitable properties in the face of this competition.

To fund our future growth we may require additional capital, which may not be available or may only be available on unfavorable terms.

Our future capital requirements depend on many factors, including development and acquisition opportunities, the availability of debt financing and the cash flow from our operations. To the extent that our funds are insufficient to meet future capital requirements, we may need to reduce our development activity. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition could be adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “feel,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “target,” “assume,” “goal,” “objective,” “plan,” “remain,” “seek,” “trend,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to update forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in this prospectus under the heading “Risk Factors,” risks relating to our need for additional capital and the uncertainty of additional funding; the early stage of products under development; uncertainties relating to clinical trials; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks). You are encouraged to review the risk factors included in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the selling stockholders and the number of shares of common stock beneficially owned and those shares issuable upon conversion of the convertible subordinated notes or exercise of warrants held by them and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is as of April 20, 2006. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants and options exercisable within 60 days. The “Number of Shares Beneficially Owned After Offering” column assumes the sale of all shares offered.

As explained below under “Plan of Distribution,” we have agreed with the selling stockholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

Selling Stockholder	Number of Shares Beneficially Owned	Number of Shares Issuable upon Conversion of the Convertible Subordinated Notes or Exercise of Warrants (1) (2)	Number of Shares Offered	Number of Shares Beneficially Owned after Offering (3)
34th St. Dental	4,572	3,572	3,572	1,000
34th St. Dental Floor Offset Plan	4,572	3,572	3,572	1,000
Aaron Grunfield	37,800	15,000	15,000	22,800
Adam Schachter	10,000	10,000	10,000	0
Alan B. & Joanne K. Vidinsky 1993 Trust	6,000	6,000	6,000	0
Albert L. Zesiger	14,286	14,286	14,286	0
Allied Diesel Service Inc. Employee Profit Sharing Plan	8,643	7,143	7,143	1,500
Andrew Grossman	5,372	3,572	3,572	1,800
Anita Lazarus Trust	4,572	3,572	3,572	1,000
Ann Clemente	5,072	3,572	3,572	1,500
Arnold Schumsky	67,929	21,429	21,429	46,500
Arterio Inc.	4,572	3,572	3,572	1,000
Arthur N Schreibman & Debra A Schreibman	14,286	14,286	14,286	0
Asphalt Green Inc.	6,000	6,000	6,000	0
Barbara Scharf	5,572	3,572	3,572	2,000
Barrie Ramsay Zesiger	14,286	14,286	14,286	0
Barry J. Goldstein	50,829	36,429	36,429	14,400
Barry L. Goldin	4,572	3,572	3,572	1,000
Barry L. Goldin & Barbara Golding	3,572	3,572	3,572	0
Bay Manor Farms Limited Partnership	71,429	71,429	71,429	0
Bear Sterns Security Corp/Barry Zeline	54,286	14,286	14,286	40,000
Bruce Gomberg	4,372	3,572	3,572	800
Bryn Mawr Trust Co.	21,429	21,429	21,429	0
Capital Properties LLC (4)	71,429	71,429	71,429	0
Carin Netter	4,372	3,572	3,572	800
Carol Fatoullah	4,572	3,572	3,572	1,000
Casing Associates	12,143	7,143	7,143	5,000
Catharina Polak Trust #1	5,572	3,572	3,572	2,000
Catherine Hicks	5,572	3,572	3,572	2,000
Catherine M. Marks	3,572	3,572	3,572	0
Cazenovia Restoration Corp/Dudley Johnson	4,286	4,286	4,286	0
City of Milford Employee Pension Fund	64,429	64,429	64,429	0
City of Stamford Firemen’s Pension	30,000	30,000	30,000	0
Claire Lazarus Trust	3,572	3,572	3,572	0
Corey Schneider	7,143	7,143	7,143	0
Daniel Berkowitz	5,372	3,572	3,572	1,800
David Jordon	207,858	142,858	142,858	65,000
David Swerdloff	3,572	3,572	3,572	0
David Vozick	24,286	14,286	14,286	10,000

Davis Gaynes & Barbara Gaynes	3,572	3,572	3,572	0
Dearnley Brothers Fund 2/Richard Dearnley	43,572	28,572	28,572	15,000
Disosway Foundation/Dudley Johnson	14,286	14,286	14,286	0
Disosway Inc./Dudley Johnson	42,858	42,858	42,858	0
Domaco Venture Capital Fund	7,572	3,572	3,572	4,000
Domenic J. Mizio	14,286	14,286	14,286	0
Douglas Polinsky	35,715	35,715	35,715	0
Dudley D. Johnson	14,286	14,286	14,286	0
Edward & Adena Moss	4,572	3,572	3,572	1,000
Edward & Phoebe Lewit	4,572	3,572	3,572	1,000
Edward A. Ajootian	16,286	14,286	14,286	2,000
Elaine Kelly	4,572	3,572	3,572	1,000
Elias Sayour Foundation, Inc.	5,572	3,572	3,572	2,000
Elisabeth Genzer Rev Trust	4,372	3,572	3,572	800
Ella Stea & Doreen Bedford	7,143	7,143	7,143	0
Equity Interest Inc./Jack Polak	7,572	3,572	3,572	4,000
Eugene M. Schussheim	34,286	34,286	34,286	0
Florence Luvera	4,572	3,572	3,572	1,000
Florence Safford	4,572	3,572	3,572	1,000
Frank J. Stanley III,	14,643	7,143	7,143	7,500
Frederick Polak “S”	8,572	3,572	3,572	5,000
Frey Family Trust	28,572	28,572	28,572	0
G. E. Manolovici & Nancy Manolovici	71,429	71,429	71,429	0
Gary Brennglass	14,286	14,286	14,286	0
Gary Stadtmauer	9,143	7,143	7,143	2,000
George Robinette III	7,143	7,143	7,143	0
Gerald McCathy	4,272	3,572	3,572	700
Gerald Ortsman & Zahava Ortsman	9,572	8,572	8,572	1,000
Gerald Zeitz	31,786	14,286	14,286	17,500
Gilford Securities	200,000	200,000	200,000	0
Glickenhaus & Co.	72,129	71,429	71,429	700
Goldstein Family Assoc. LLLP./Barry Goldstein	48,000	35,000	35,000	13,000
Grace Caporino	4,572	3,572	3,572	1,000
Green Acres Dental PSP	4,572	3,572	3,572	1,000
Gus Blass II (9)	262,858	142,858	142,858	120,000
Gus Blass II IRA	100,000	100,000	100,000	0
Gus Blass III MPPP (5)	71,429	71,429	71,429	0
Herbert L Wittow	7,143	7,143	7,143	0
Howard E. Tanner & Janice Tanner	14,286	14,286	14,286	0
J. P. Morgan Trust Co. (Bahamas) Ltd. As Trustee	14,286	14,286	14,286	0
Jack Polak	6,572	3,572	3,572	3,000
James F. Cleary	1,000	1,000	1,000	0
Jandon Foundation	35,715	35,715	35,715	0
Janet Weinstock Trust	4,572	3,572	3,572	1,000
Jay R. Petschek	36,286	14,286	14,286	22,000
Jaylene Park	13,868	7,143	7,143	6,725

Jeanne L. Morency	4,286	4,286	4,286	0
Jeffrey S. P. Wolfe	24,286	14,286	14,286	10,000
Jerry Levine	3,572	3,572	3,572	0
Jerry Levine	7,143	7,143	7,143	0
Jerry Levine Inv.	3,572	3,572	3,572	0
Joan Grillo	4,572	3,572	3,572	1,000
John & Irene Sipala	7,143	7,143	7,143	0
John G. & Mary Post	4,272	3,572	3,572	700
John Gross “S”	5,572	3,572	3,572	2,000
John Imperiale	4,572	3,572	3,572	1,000
John J. & Catherine H. Kayola	1,000	1,000	1,000	0
John P. McGrain (6)	197,858	197,858	197,858	0
John Rowan	2,429	1,429	1,429	1,000
Jon Rubin Revocable Trust	5,572	3,572	3,572	2,000
Jonathan Rothschild	4,572	3,572	3,572	1,000
Jonathan Young IRA,	5,572	3,572	3,572	2,000
Jouni Jaaskelainen	7,143	7,143	7,143	0
Karen Russco-Franco	14,286	14,286	14,286	0
Kasper Terhorst Family Trust U/A	4,572	3,572	3,572	1,000
Kevin & Deirdre McCarthy	5,372	3,572	3,572	1,800
Kevin Clarke Over	4,772	3,572	3,572	1,200
Kuekenhof Equity Fund	60,000	60,000	60,000	0
Leslie & Sybil Rosenberg	4,572	3,572	3,572	1,000
Li-San Hwang & Anne H Hwang	52,858	42,858	42,858	10,000
Louis Buck	29,286	14,286	14,286	15,000
Lynn G. Kanzer Special	7,143	7,143	7,143	0
Lynn Sackett & Allen Weintraub	28,572	28,572	28,572	0
Lynn Zises	7,143	7,143	7,143	0
Madeleine Hurd	3,572	3,572	3,572	0
Madelyn R. Jordon	7,143	7,143	7,143	0
Marc Engelbert	8,943	7,143	7,143	1,800
Mark Children Trust / Jared J. Scharf Trustee	3,572	3,572	3,572	0
Mark Mitzner	24,286	14,286	14,286	10,000
Marshall & Mary Jean Donat	4,572	3,572	3,572	1,000
Martin B. Bernstein	7,143	7,143	7,143	0
Maura M. Kelly	8,143	7,143	7,143	1,000
Maxwell A. Shuster Jr.,	44,286	14,286	14,286	30,000
Meehan Foundation	4,858	4,858	4,858	0
Michael A Connor	7,143	7,143	7,143	0
Michael A. Berlinger	3,572	3,572	3,572	0
Micheal Gelardi & Lorraine Gelardi	5,572	3,572	3,572	2,000
Michele Tarica	4,572	3,572	3,572	1,000
MRC Computor Corp. PSP	4,572	3,572	3,572	1,000
MSI Retirement Plan	4,572	3,572	3,572	1,000
Murray Stadtmauer & Clare Stadtmauer	10,143	7,143	7,143	3,000

Nadine Grelsamer	7,143	7,143	7,143	0
Nancy Lane	6,072	3,572	3,572	2,500
Nanette Grossman	6,572	3,572	3,572	3,000
Nat’l Federation of Indep. Bus. Corp.	6,000	6,000	6,000	0
Nat’l Federation of Indep. Bus. EE Pension Trust	10,000	10,000	10,000	0
Neil G. Berkman Associates	7,143	7,143	7,143	0
Norton F. Hight & Joan Hight	5,572	3,572	3,572	2,000
Norwalk Employees’ Pension Plan	28,572	28,572	28,572	0
Patricia Blass & Gus Blass Foundation Trust	14,286	14,286	14,286	0
Patricia Blass Trustee for Constance B. O’Neill	77,858	42,858	42,858	35,000
Paul L. Maddock, Jr.	15,715	10,715	10,715	5,000
PAW Long Term Partners, LP	71,429	71,429	71,429	0
Perry Green & Gloria Green	16,786	14,286	14,286	2,500
Peter Looram	4,858	4,858	4,858	0
Philip Schwartz	14,286	14,286	14,286	0
Philip Wasserman	4,572	3,572	3,572	1,000
Public Employee Retirement System of Idaho	250,000	250,000	250,000	0
Rachel Glicksman	35,715	35,715	35,715	0
Rachel W. Bedford	14,286	14,286	14,286	0
Ralph Worthington	71,429	71,429	71,429	0
Randall Hight	9,143	7,143	7,143	2,000
RCB Securities.	20,286	14,286	14,286	6,000
Reuben Sandler (7) (9)	154,572	28,572	28,572	126,000
Rhea Stadtmauer & Janice Maiman,	6,372	3,572	3,572	2,800
Richard M. Dearnley	79,715	35,715	35,715	44,000
RL Capital Partner L.P./Ron Lazar	42,715	35,715	35,715	7,000
Robert & Sandra Shapiro	6,272	3,572	3,572	2,700
Robert K. Winters	2,143	2,143	2,143	0
Robert Meyer	7,143	7,143	7,143	0
Robert W. Wright (8) (9)	1,007,161	14,286	14,286	992,875
Rolanda Mendelle	4,372	3,572	3,572	800
Ronald Osur	4,572	3,572	3,572	1,000
Ronald Shear	17,886	14,286	14,286	3,600
Scott Kaiden & Charlotte Kaiden	4,572	3,572	3,572	1,000
Selig A. Zises	28,572	28,572	28,572	0
Selma C. Harman	7,143	7,143	7,143	0
Sheila Fligel	3,572	3,572	3,572	0
Steve Roman	4,572	3,572	3,572	1,000
Steven Major	14,286	14,286	14,286	0
Susan Uris Halpern	6,000	6,000	6,000	0
Susan Zverin	4,572	3,572	3,572	1,000
Tabeling Foundation	5,572	3,572	3,572	2,000
Tavor S. White	4,572	3,572	3,572	1,000
Teddy Chasanoff	18,572	3,572	3,572	15,000
The Lazar Foundation	6,000	6,000	6,000	0

Theeuwes Family Trust	6,000	6,000	6,000	0
Thomas Z. Kaufman	14,286	14,286	14,286	0
Treeline Investment Partners, LP	85,715	85,715	85,715	0
Tremond Alloys & Metals Pension Plan	4,572	3,572	3,572	1,000
Vincent Manngard & Eric Manngard Partnership	45,715	35,715	35,715	10,000
Virginia W. Haydu	5,715	5,715	5,715	0
Virginia W. Haydu #2 Trust	4,286	4,286	4,286	0
William B. Lazar	4,286	4,286	4,286	0
William P. Kelly	4,272	3,572	3,572	700
William Peterson Trust/William H. Peterson Trustee	5,072	3,572	3,572	1,500
Wolfe Model	15,072	3,572	3,572	11,500
Total	5,254,735	3,407,935	3,407,935	1,846,800

(1)           This registration statement shall also cover any additional shares of common stock which become issuable in connection with the shares for sale hereby as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)           These shares are based on information provided to us by the selling stockholders.

(3)           Assumes the sale of all shares offered hereby and no other transactions in the common stock by the selling stockholders.

No affiliate of any of the selling stockholders has held any position or office with us or any of our affiliates, and no selling stockholder has had any other material relationship with us or any of our affiliates within the past three years other than as a result of its ownership of shares of equity securities, except as noted below:

(4)           Capital Properties LLC is 50% owned by Gus J. Blass III who has been nominated to serve as one of our Directors in connection with our June 14, 2006 Annual Stockholders’ Meeting.

(5)           Gus Blass III MPP is controlled by Mr. Blass who has been nominated to serve as one of our Directors in connection with our June 14, 2006 Annual Stockholders Meeting.

(6)           John McGrain is a former Director of our company.

(7)           Reuben Sandler is one of our Directors.

(8)           Robert W. Wright is our Chairman and Chief Executive Officer.

(9)           Each selling stockholder beneficially owns less than 1% of the common shares outstanding after the completion of the offering except as follows:

Shares Beneficially Owned after Completion of the Offering
Robert W. Wright	9.1%
Reuben Sandler	1.2%
Gus Blass II	1.1%

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•      ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•      block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•      purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•      an exchange distribution in accordance with the rules of the applicable exchange;

•      privately negotiated transactions;

•      short sales;

•      broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•      a combination of any such methods of sale; and

•      any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by the Law Office of Gary A. Agron, Greenwood Village, Colorado.

EXPERTS

Ehrhardt Keefe Steiner & Hottman PC, independent registered public accounting firm, has audited our financial statements for the years ended December 31, 2005 and 2004, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated by reference in reliance upon our auditors’ reports, given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. These documents may include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Thus, for example, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC and any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the offering of the securities. These documents contain important information about us.

1.     Our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Commission on April 14, 2006.

2.     The description of our common stock contained in our Registration Statement on Form 8-A filed under the Exchange Act on April 8, 2005, including any amendment or report filed for the purpose of updating such description.

3.     Our Current Report on Form 8-K filed with the Commission on April 7, 2006.

4.     Our Current Reports on Forms 8-K filed with the Commission on March 8, 2006.

5.     Our Current Report on Form 8-K filed with the Commission on February 21, 2006.

6.     Our Current Report on Form 8-K filed with the Commission on February 7, 2006.

7.     Our Current Report on Form 8-K filed with the Commission on January 27, 2006.

8.     Our Current Report on Form 8-K filed with the Commission on January 20, 2006.

9.     Our Current Reports on Forms 8-K filed with the Commission on March 24, 2006.

10.   Our definitive Proxy Statement filed with the Commission on May 4, 2006.

11.   Our Current Report on Form 8-K filed with the Commission on May 11, 2006.

12.   Our Quarterly Report on Form 10-Q filed with the Commission on May 15, 2006.

13.   Our Current Report on Form 8-K filed with the Commission on May 19, 2006.

14.   Our Current Report on Form 8-K filed with the Commission on May 24, 2006.

You can obtain a copy of any or all of the documents incorporated by reference in this prospectus (other than an exhibit to a document unless that exhibit is specifically incorporated by reference into that document) from the SEC on its web site at http://www.sec.gov. You also can obtain these documents from us without charge by visiting our web site at http://www.PRBtrans.com or by requesting them in writing, by email or by telephone at the following address:

William P. Brand, Jr., Vice President—Finance
PRB Gas Transportation, Inc.
1875 Lawrence Street, Suite 450

Denver, Colorado 80202

(303) 308-1330

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules and the information incorporated by reference, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference room.

In addition, the SEC maintains an Internet Web site that contains reports, proxy statements and other information about issuers of securities, like us, who file such material electronically with the SEC. The address of that web site is http://www.sec.gov. We also maintain a web site at http://www.PRBtrans.com, which provides additional information about our company.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses in connection with the sale and distribution of the securities being registered, all of which will be paid by the company.

To be Paid By The Company

SEC Registration fee	$1,772
Accounting fees and expenses	5,000
Printing fees and expenses	3,000
Legal fees and expenses	10,000
Total	$19,772

ITEM 15. Indemnification of Directors and Officers.

The Nevada Revised Statutes provide that a corporation may indemnify its officers and directors against expenses actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action (other than an action brought by or on behalf of the corporation as discussed below) by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the law or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful. The Nevada Revised Statutes further provide that a corporation generally may not indemnify an officer or director if it is determined by a court that such officer or director is liable to the corporation or responsible for any amounts paid to the corporation as a settlement, unless a court also determines that the officer or director is entitled to indemnification in light of all of the relevant facts and circumstances. The Nevada Revised Statutes require a corporation to indemnify an officer or director to the extent he or she is successful on the merits or otherwise successfully defends the action.

Our bylaws provide that we will indemnify our directors and officers to the maximum extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law. These indemnification provisions may be sufficiently broad to permit indemnification of our officer and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, which we refer to as the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and, therefore, such indemnification provisions may be unenforceable.

ITEM 16. Exhibits.

The exhibits listed on the Index to Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

ITEM 17. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A)          Paragraphs (A)(1)(i), (A)(1)(ii) and (A)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)            If the registrant is relying on Rule 430B:

(A)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the

Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on May 24, 2006.

PRB GAS TRANSPORTATION, INC.

By	/s/ Robert W. Wright
Robert W. Wright
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on May 24, 2006.

Signature	Title

/s/ Robert W. Wright	Chairman and Chief Executive Officer
Robert W. Wright

/s/ William F. Hayworth	President, Chief Operating Officer and
William F. Hayworth	Director

/s/ William P. Brand, Jr.	Vice President - Finance and Principal
William P. Brand, Jr.	Financial Officer

/s/ Thomas J. Jacobsen	Director
Thomas J. Jacobsen

/s/ Reuben Sandler	Director
Reuben Sandler

/s/ James P. Schadt	Director
James P. Schadt

/s/ Joseph W. Skeehan	Director
Joseph W. Skeehan

/s/ Justin W. Yorke	Director
Justin W. Yorke

INDEX TO EXHIBITS

Exhibit 5.                Opinion of Gary A. Agron

Exhibit 23.1            Consent of Ehrhardt Keefe Steiner & Hottman PC

Exhibit 23.2            Consent of Gary A. Agron (included in Exhibit 5)